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                                                                    EXHIBIT 99.1

                                                Contact: Carl R. Vertuca, Jr.
                                                The DII Group, Inc. (303)
                                                652-2221
                                                Senior Vice President and Chief
                                                Financial Officer

                      THE DII GROUP, INC. COMPLETES MERGER
                         WITH ORBIT SEMICONDUCTOR, INC.

     Niwot, CO, August 22, 1996 -- The DII Group, Inc. (NASDAQ: DIIG) announced today that it has completed its acquisition of Orbit Semiconductor, Inc. (Orbit) following approval by both companies' shareholders at their respective meetings held earlier today.

     Ronald R. Budacz, Chairman and Chief Executive Officer of the DII Group stated, "We are extremely pleased with the consummation of the merger with Orbit Semiconductor. This acquisition is an important piece of the Company's strategic initiative of being able to provide unparalleled value-added engineering and manufacturing solutions to the worldwide electronics industry. DII's strategic direction was developed several years ago and, since that time, the DII Group has actively pursued acquisitions in order to provide integrated outsourcing technology solutions with time-to-market and lower cost advantages. By linking DII companies such as Multilayer Technology (Multek), a quick-turn maker of complex printed circuit boards; Orbit Semiconductor, a quick-turn, design and manufacturer of customer specific integrated circuits; and DOVatron International, a contract electronics manufacturer which assembles electronics circuits, the Company can offer powerful outsourcing solutions from front-end product development through worldwide volume assembly."

     Under the terms of the merger agreement, Orbit will become a wholly-owned subsidiary of the DII Group. Each outstanding share of common stock of Orbit will be converted into 45/100ths (0.45) of a share of common stock of the DII Group (the Exchange Ratio). In addition, each outstanding option to purchase Orbit common stock will be assumed by the DII Group and converted into an option to acquire shares of DII Group common stock based upon the Exchange Ratio. The DII Group's weighted average common and common equivalent shares are expected to increase as a result of the merger by approximately 4.2 million shares, representing a transaction value of approximately $124 million, using the DII Group's closing stock price for August 21, 1996. This merger has been structured as a tax-free exchange and will be accounted for as a pooling-of-interests.

                                   **********

     The D I I Group, Inc. is a leading ISO 9002 certified global supplier of a broad range of integrated electronic manufacturing products and services with operations in the United States, Mexico, Ireland, England, and Asia Pacific. The Company serves the electronics manufacturing industry through its six strategic business channels: Orbit Semiconductor, Multilayer Technology (Multek), DOVatron Manufacturing Divisions, IRI International, Cencorp, and TTI Testron.

     Fax on Demand can be reached by phoning (201) 333-3662 and the Internet
(Web) Site can be reached by accessing www.DIIgroup.com to view recent press releases, company information, and financial data relating to The D I I Group.